Exhibit 99.1

Boise Cascade Company
1111 West Jefferson Street, Suite 300
Boise, ID 83702

News Release

Investor Relations Contact Kelly Hibbs Office 208-384-3638	Media Contact Lisa Tschampl Office 208-384-6552

For Immediate Release: October 28, 2021
Boise Cascade Company Announces 20% Quarterly Dividend Increase and Supplemental Dividend
BOISE, Idaho - Boise Cascade Company’s (Boise Cascade or the Company) (NYSE: BCC) Board of Directors has declared a quarterly dividend of $0.12 per share, an increase of $0.02 per share or 20%, as well as a supplemental dividend of $3.00 per share, to holders of its common stock. The dividends will be paid on December 15, 2021 to stockholders of record on December 1, 2021.

Future dividend declarations, including amount per share, record date and payment date, will be made by the Board of Directors and will depend upon, among other things, legal capital requirements and surplus, the Company’s future operations and earnings, general financial condition, contractual obligations, restrictions imposed by our asset-based credit facility and the indenture governing our senior notes, applicable laws, and other factors as the Board of Directors may deem relevant.

“We have consistently stated our intent to maintain a balanced and flexible approach to capital allocation. Today we can reward our shareholders with an increase in our quarterly dividend and our second supplemental dividend of 2021," stated Nate Jorgensen, CEO. "At the same time, we have retained ample balance sheet capacity to reinvest in our existing asset base and pursue organic or acquisition opportunities that align with our strategic growth priorities."

About Boise Cascade

Boise Cascade is one of the largest producers of engineered wood products and plywood in North America and a leading U.S. wholesale distributor of building products. For more information, please visit our website at www.bc.com.

Forward-Looking Statements

This press release contains statements that are “forward looking” within the Private Securities Litigation Reform Act of 1995. These statements speak only as of the date of this press release. While they are based on the current expectations and beliefs of management, they are subject to a number of uncertainties and assumptions that could cause actual events to differ from the expectations expressed in this release. Factors that could cause actual events to differ materially from forward-looking statements are discussed in greater detail in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date of this press release. We undertake no obligation to revise them in light of new information. Finally, we undertake no obligation to review or confirm analyst expectations or estimates that might be derived from this release.